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EXHIBIT 99.1

Script

Slide 1 - Title

Good afternoon and welcome to First Charter's Third Quarter Conference Call. Today, we will be discussing our earnings results as presented in our October 29 earnings release, as well as management's projections for the fourth quarter of 2002.
I am Bob Bratton, Chief Financial Officer. With me today are Lawrence Kimbrough, President and Chief Executive Officer, Bob James, Group Executive Vice President of Sales and Marketing, Tom McFarland, Group Executive Vice President of Information Technology and Operations, and Steve Rownd, Group Executive Vice President of Risk Management.
The slides referred to during this call are available on our website at www(dot)FirstCharter(dot)com. The next slide contains our Forward Looking Statements Disclosure.

Slide 2 - Forward Looking Statements

In reviewing our forward looking disclosure, please note that there are several factors which could cause our projections as noted in this presentation to vary from actual results. Now that we have reviewed the forward looking statement, our next slide will provide an outline of today's discussions.

Slide 3 - Conference Call Outline

Our discussions today will be conducted in three phases. The first phase will discuss our results of operations for the third quarter of 2002. The second phase will discuss our outlook for the fourth quarter of 2002 and the last phase will consist of a Question and Answer session.
The following slide summarizes our third quarter 2002 results.

Slide 4 - Third Quarter Results

First Charter recognized diluted earnings per share of 33 cents during the third quarter of 2002, a ten percent increase over the same 2001 period. These results were within the range provided in our July 10th 2002 Conference Call.
Of particular note, noninterest income was within our projections, excluding $2.5 million in losses from our venture capital investments during the third quarter of 2002. The potential for this venture capital loss was discussed in the Subsequent Events section of our second quarter 2002 Form 10-Q.
Further details regarding our noninterest income will be discussed later in the call.
Let's take a look at our year to date earnings.

Slide 5 - Year to Date Results

For the nine months ended September 30, 2002 our diluted earnings per share increased 8 percent to 93 cents compared to 86 cents for the same 2001 period.


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This increase in earnings was fueled by growth in earning assets, a decrease in funding costs and an increase in noninterest income.
Next, we will review our loan growth.

Slide 6 - Loan Portfolio

This graph presents our Total Loan Portfolio balance for the last five quarters by loan type. As noted on the graph, we have experienced loan growth during the nine months of 2002 in every category. Loans increased $116 million during the third quarter and $287 million for the year.
The next slide presents our loan portfolio percentage mix for the last five quarters by loan type.

Slide 7 - Loan Portfolio

As part of our focus on improving the margin and decreasing our credit risk profile, we have emphasized changing the mix of our loan portfolio via secured loan growth in residential real estate mortgages, home equity lines of credit, and secured consumer installment loans. Growth in real estate mortgages and home equity lines of credit accounted for a majority of the loan growth for the three and nine months ended September 30, 2002.
Our next slide presents our fixed income securities available for sale investment portfolio for the last five quarters.

Slide 8 - Fixed Income Investments

Our fixed income investment portfolio increased $99 million during the third quarter.
As we noted in previous conference calls, First Charter repositioned a portion of the securities available for sale portfolio during the first half of 2002 in order to reduce interest rate risk. Year to date, we have sold approximately $249 million of securities with longer maturities and replaced them with securities having shorter maturities. This repositioning plus the addition of assets during the year have been made in shorter maturities which has shortened the average life of the portfolio to 2.07 years versus an average life of 4.77 years at December 31, 2001.
In addition, we continued to reduce our equity securities holdings.
Next, we will review deposit balances for the last five quarters.

Slide 9 - Deposits

Deposits increased $51 million during the third quarter of 2002 and a total of $151 million during the first nine months of 2002.
During the year, we have seen deposit growth across every major deposit category. These increases have been the result of our continued efforts to broaden existing customer relationships and to develop new ones.
Next, we will review our asset quality.

Slide 10 - Asset Quality

This graph outlines our nonaccrual loans and OREO over the last five quarters. Third quarter 2002 nonperforming assets decreased $4.9 million primarily due to a decrease in nonaccrual loans, which was partially offset by an increase in other real estate.


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Our nonaccrual loans decreased $6.2 million from the second quarter of 2002. The decrease was primarily attributable to (1) the sale of $3.1 million of residential nonaccrual loans, (2) the transfer of one large commercial relationship totaling approximately $1.3 million from nonaccrual status to other real estate through foreclosure, and (3) net repayments of approximately $1.8 million. During the third quarter of 2002, other real estate increased to $9.7 million from $8.4 million at June 30, 2002 primarily due to the aforementioned foreclosure. This increase was partially offset by the sale of $0.2 million of residential other real estate during the third quarter of 2002.
Our next slide outlines our nonaccrual loans to total loans ratio and nonperforming assets to total assets over the last five quarters.

Slide 11 - Asset Quality

Our nonaccrual loans to total loans ratio decreased to 1.09 percent during the third quarter of 2002. This is down 24 basis points from a year ago, and down 13 basis points from December 31, 2001.
As a percentage of total assets, nonperforming assets decreased to 0.92 percent at September 30, 2002 compared to 1.12 percent at June 30, 2002 and 0.96 percent at December 31, 2001.
Both of these ratios declined on a quarterly linked basis because of the sale of $3.1 million of residential nonaccrual loans, net repayments on nonaccrual loans of approximately $1.8 million and net loan growth.
The following slide quantifies our loan growth by type for the last five quarters.

Slide 12 - Quarterly Loan Growth

As part of our focus on improving the margin and our credit risk profile, First Charter has emphasized changing the mix of its loan portfolio via secured loan growth in residential real estate loans, home equity lines of credit, and consumer installment loans. Growth in residential real estate mortgages and home equity lines of credit accounted for most of the total loan growth for the three and nine months ended September 30, 2002, respectively. Approximately 71 percent of our residential real estate mortgage loan growth was in fixed rate loans. This type of secured lending generally carries lower credit risk and thus lower allocations in First Charter's loan loss model. In addition, changing the mix of the loan portfolio to smaller secured retail loans resulted in greater portfolio diversification.
The next slide presents the provision and net charge-offs for the last five quarters.

Slide 13 - Provision/Net Charge-offs

The provision for loan losses for each of the first three quarters of 2002 covered net charge-offs, growth of the loan portfolio, and adjustments based on our continuous evaluation of the credit risk of the portfolio.
The provision for the three months ended September 30, 2002 was $1.8 million compared to $1.3 million for the three months ended September 30, 2001. The provision for loan losses for the nine months ended September 30, 2002 was $6.1 million compared to $3.3 million for the same 2001 period. The increase in the provision for loan losses for both of these periods was primarily due to an increase in loan growth and net charge-offs.
Net charge-offs for the three months ended September 30, 2002 decreased to $1.2 million compared to $1.6 million for three months ended June 30, 2002 and remained essentially


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unchanged compared to the three months ended September 30, 2001. The decrease in net charge-offs compared to the three months ended June 30, 2002 was due to fewer commercial loan charge-offs as well as a $0.2 million recovery related to a commercial loan previously charged-off during 2001.
As a reminder, net charge-offs for the fourth quarter of 2001 included $2.5 million of charge-offs associated with two large commercial relationships which were previously provided for during the fourth quarter of 2001.
The next slide presents quarterly annualized net charge-offs and the allowance for loan loss as a percentage of loans.

Slide 14 - Allowance for Loan Losses

Our migration model allocates reserves to loan types based upon their estimated loss ratios using current and historical information. Based upon this information, the loan loss migration model continues to indicate that the allowance for loan losses is sufficient to cover probable losses in the loan portfolio.
The allowance for loan losses as a percentage of loans has declined over the past five quarters. This reduction has been caused by several factors.
(1) During the fourth quarter of 2001, two large commercial loans were charged-off which already had specific reserves allocated to them. Since these reserves were already established and used at the time of charge-off, no additional provision was made, thus contributing to the decline in the percentage of allowance for loan losses to loans during the fourth quarter of 2001. (2) A majority of the loan growth experienced during 2002 has been secured residential real estate lending which carries a lower credit risk and thus requires a lower allocation in our model. (3) Nonperforming assets were down $4.9 million compared to the second quarter primarily due to the sale of $3.1 million of residential nonaccrual loans. (4) The allowance for loan losses was reduced by $0.3 million due to the sale of those residential nonaccrual loans. Our next slide outlines our historical net interest margin over the last five quarters.

Slide 15 - Net Interest Margin

Although interest rates remained flat during the first nine months of 2002, we experienced a decrease in our margin. Two main factors contributed to this decline. First, the full impact of the 2001 rate cuts was realized. New loans and investments added to the balance sheet during 2002 were booked at yields below the weighted average yield of assets previously on the balance sheet. A decrease in funding costs partially offset the decline in asset yields, but funding costs have now stabilized as most funding sources have repriced to market. During the second phase of the call, we will discuss our outlook for our net interest margin for the remainder of the year.

Slide 16 - Net Interest Income

In spite of the declines in our net interest margin, our net interest income increased on a quarterly basis, during 2002, because of an increase in earning assets. On a fully taxable equivalent basis, net interest income was up 7.7 percent and 8.1 percent for the three month and nine month periods ending September 30, 2002, respectively.
Next, we will discuss our noninterest income and noninterest expense results.

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Slide 17 - Noninterest Income

Quarter to date, our noninterest income decreased to $8.7 million compared to $10.4 million for the third quarter of 2001. The decrease was primarily due to net losses from equity method investments of $2.5 million. Partially offsetting these losses were strong growth in our service charge income, increases in insurance services income, increases in brokerage services income, and gains from the fixed income and equity securities available for sale portfolio.
Year to date, noninterest income grew 14 percent over the first nine months of 2001. The primary drivers of this improvement were strong growth in our service charge income, increases in insurance services income, increases in brokerage services income, gains on the sale of excess bank property, and gains from the fixed income and equity securities portfolios. Decreased mortgage fee income and net write downs of equity method investments offset a portion of these increases. Mortgage fee income has decreased during 2002 because some mortgage loans have been retained on the balance sheet instead of being sold into the secondary market. By placing these mortgage loans on our balance sheet, the mortgage fee income is recognized over the life of the loan versus at the time of sale as in prior periods.
Year to date, net losses from equity method investments of $5.5 million offset a portion of the increase in noninterest income. First Charter's equity method investments represent investments in venture capital limited partnerships, and gains or losses are recognized based upon changes in its share of the fair market value of the limited partnership's investee companies. At September 30, 2002 the total book value of equity method investments was $3.8 million in five different funds. Unfunded commitments to these limited partnerships totaled $1.6 million and represented commitments to three venture funds licensed by the Small Business Administration as Small Business Investment Corporations. These venture funds make debt investments in established companies that have a minimum of $5 million in annual revenue. Unfunded commitments are projected to be funded over the next two years.
Next, we will discuss our noninterest expense results.

Slide 18 - Noninterest Expense

In spite of the added operating expenses of the First Charter Center, the new computer operating system, costs associated with added human resources to support the increased complexity of our business and incentives related to successful sales efforts, we have steadily reduced noninterest expense during 2002. Noninterest expense for the third quarter of 2002 decreased $2.3 million compared to the second quarter. Management reviews estimates and accruals on a quarterly basis in conjunction with its budgets and forecasts. During the third quarter, accruals for various incentive and benefit plan payouts were revised downward to reflect current estimates. In addition, expense control efforts yielded reductions in professional services and other noninterest expense categories.
The year to date factors affecting noninterest expense mirror the third quarter explanations and also include the additional occupancy and equipment depreciation expense related to putting the First Charter Center into service during the second quarter of 2001.
In the normal course of business, First Charter evaluates and implements tax-planning strategies. As a result of these strategies, the effective tax rate for the third quarter of 2002 and the nine months of 2002 decreased to 27.3 percent compared to 32.2 percent for the third quarter of 2001 and first nine months of 2001.
This concludes the first phase of our call this afternoon.


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Slide 19 - Conference Call Outline

The next phase of the call is our guidance for balance sheet growth and earnings for the fourth quarter of 2002.
Let's look at our anticipated loan growth.

Slide 20 - Loan Growth Projections

In spite of the uncertainty of the current economic environment, we anticipate that net loan growth will total approximately $50 million for the fourth quarter of 2002. This growth will be evenly split between commercial and retail clients. Given this projection, loan growth for full year 2002 should be approximately 17 percent, with 28 percent in commercial loans and 72 percent in secured real estate, home equity and installments loans.
The next slide presents our anticipated deposit growth.

Slide 21 - Deposit Growth Projections

During 2002, First Charter has emphasized the growth of transactional accounts from commercial and retail clients, to reduce the dependency on higher funding sources and thus improve the margin. That emphasis will continue and we estimate $30 million of growth in noninterest bearing demand accounts and approximately $17 million of growth in both interest bearing transaction accounts and certificates of deposit.
The following slide presents our forecast for our net interest margin for the remainder of 2002.

Slide 22 - Net Interest Margin Forecast

We are assuming the Federal Reserve has completed its reduction of interest rates and that short term rates will remain unchanged. Based on this assumption, we believe our net interest margin will be in a range from 3.50 percent to as high as 3.55 percent for fourth quarter and the full year of 2002.
As noted previously, the liabilities side of our balance sheet has been repriced to market. In addition, assets added to the balance sheet during 2002 were booked at yields below the weighted average yield of assets previously on the balance sheet.
Management will continue to focus on more transactional account relationships to lessen the dependency on certificates of deposit and other borrowings and hence reduce overall funding costs.
Next, we will discuss our outlook for asset quality.

Slide 23 - Asset Quality

The current soft economic environment makes it difficult to forecast levels for nonperforming assets. As a secured lender, it takes time to rehabilitate nonaccrual loans, transition nonaccrual loans through foreclosure and liquidate other real estate owned. While we are encouraged by activity flowing out of these categories, continued economic uncertainty could add assets to these categories.
As a result, we anticipate our nonaccrual loans and OREO balances to remain flat to slightly higher by year end 2002.
Next, we will discuss our outlook for noninterest income.


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Slide 24 - Noninterest Income Forecast

We anticipate that our fourth quarter noninterest income will generally remain at the average of the first three quarters of 2002. This estimate excludes any further write-down in our equity method investments or significant gains on sale of securities.
We will continue to monitor our interest rate risk profile and will adjust our securities available for sale portfolio accordingly.
Next, we will discuss our noninterest expense forecast for the remainder of 2002.

Slide 25 - Noninterest Expense Forecast

We anticipate the fourth quarter noninterest expense to equal the average expense recorded for the first nine months of 2002.
Additionally, we anticipate that our effective tax rate will remain in the 27 to 28 percent range for the remainder of 2002.
The next slide presents the effect of the fourth quarter adoption of the recently issued SFAS 147 on 2002 earnings.

Slide 26 - Effect of SFAS 147

During October, the Financial Accounting Standards Board issued SFAS 147 which amends SFAS 72 for certain acquisitions of financial institutions. This pronouncement requires that goodwill amortized during the current year as the result of certain business combinations of financial institutions be reversed and retroactively restated for prior periods. First Charter will adopt this pronouncement in the fourth quarter and will restate each of the second and third quarters by $0.01 per diluted share. The fourth quarter of 2002 will also be positively impacted by approximately $0.01 per diluted share.
Taking into consideration the growth forecasts presented for the balance sheet, noninterest income, noninterest expense, and the adoption of SFAS 147, the next slide presents our forecast for earnings per share for the remainder of 2002.

Slide 27 - Earnings per Share Forecast

We anticipate that our fourth quarter 2002 diluted earnings per share will be between 35 and 37 cents. Additionally, we anticipate diluted earnings per share will be between $1.30 and $1.32 for the year ended December 31, 2002. This includes the impact of the adoption of SFAS 147.

Let's next discuss our timeline for 2003 projections.

Slide 28 - Fiscal Year 2003

We are currently finalizing our financial and operational goals for fiscal year 2003 and anticipate providing earnings guidance for the first quarter and the entire year of 2003 during our January 2003 Conference Call.

The last phase of our conference call is our question and answer phase.


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Slide 29 - Conference Call Outline

Before we begin, all of us at First Charter would like to thank everyone for their time today in participating on this call. As a reminder, SEC rules limit the information we can discuss on this call.
With that said, Operator we are now ready to begin our question and answer phase.

Slide 30 - Picture and Logo